            Consent of Independent Registered Public Accounting Firm

                                  EXHIBIT 23.1

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-02513) pertaining to the Univest 1996 Employee Stock Purchase Plan of Univest Corporation of Pennsylvania and in the related Prospectus, in the Registration Statement (Form S-8 No. 333-24987) pertaining to the Univest Corporation of Pennsylvania 1993 Long Term Incentive Plan and in the related Prospectus, and in the Registration Statement (Form S-3 No. 333-02509) pertaining to the Univest Dividend Reinvestment and Stock Purchase Plan of Univest Corporation of Pennsylvania of our report dated February 23, 2004 with respect to the consolidated financial statements of Univest Corporation of Pennsylvania included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

                                    /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 2, 2005